Exhibit 10.4

EXECUTION COPY

Retention and Waiver Summary of Material Terms

The following term sheet sets forth the material terms for Paul Bascobert (the “Executive”), the President of XO Group Inc. (the “Company”), with respect to continued employment following the closing of the acquisition of the Company by Wedding Wire, Inc. (the “Transaction”, and the date thereof, the “Closing Date”) contemplated under that certain Agreement and Plan of Merger to be entered into between the Company and Wedding Wire, Inc. (the “Merger Agreement”). Reference is made to that certain employment agreement between Executive and the Company dated September 5, 2016, as the same may be amended by the parties thereto (including as permitted under the Merger Agreement) (the “Employment Agreement”) and those options to purchase shares of common stock of the Company and restricted common stock of the Company granted to the Executive under the applicable Company Stock Incentive Plan in accordance with the resolutions of the compensation committee of the Board of Directors of the Company and outstanding as of the date hereof (collectively, the “Company Equity Awards”). All references to the terms “Cause” and “Good Reason” contained in this term sheet shall be as defined in the Employment Agreement and Company Equity Awards, as applicable. This term sheet contains legally binding obligations on all parties hereto relating to the foregoing matters. Notwithstanding the foregoing, if the Transaction does not close, this term sheet shall be rendered void and without effect and none of the parties hereto shall have any obligation to the others hereunder. The terms set forth in this term sheet will be incorporated into an agreement amending or amending and restating the Executive’s Employment Agreement prior to the Closing Date.

Post-Closing Base Salary	$424,360 per annum (“Base Salary”).

Post-Closing Annual Bonus

Executive will be eligible for an annual target bonus opportunity which will continue to be 60% of Base Salary (“Target Bonus”). The actual bonus earned for the year in which the Transaction occurs will be earned based on the performance targets established by the Company in the ordinary course of business consistent with past practice as set forth in the schedules to the Merger Agreement, with the achievement of such targets at the end of such year to be determined by the Board of Directors of the parent entity of Wedding Wire, Inc. (the “Parent”). In any year following the year in which the Transaction occurs, Executive will remain eligible to earn an annual Target Bonus, in accordance with the bonus program to be administered by the combined Wedding Wire, Inc./Company (on and after the Transaction, the “Company”) for its combined senior executives, with the actual bonus for each such year to be determined based on attainment of the annual combined Company and individual performance criteria and objectives established by the compensation committee of Parent that are consistent with those established for the other senior executives of the combined Company.

In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason (after taking into account the waiver contemplated herein), the Executive will be entitled to receive a prorated portion of Executive’s target annual bonus opportunity for the year in which such termination occurs (the “Prorated Bonus”).

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Safe Harbor Severance Right

Executive will be eligible to receive payment of Executive’s base salary severance payments equal to $424,360, plus the applicable COBRA subsidy amounts payable over the 12-month post-separation from service period (the “Safe Harbor Severance”) and the Prorated Bonus, if (a) the Executive remains employed through 180 days after the Closing Date (the “Safe Harbor Period”) and (b) Executive elects to resign the Executive’s employment with the Company for any reason or no reason, so long as the Executive gives notice of such resignation to the Company no more than 60 days prior to the end of the Safe Harbor Period and no less than 30 days prior to the end of the Safe Harbor Period, with the effective date of such resignation to be the last day of the Safe Harbor Period (such resignation right, the “Resignation Right”).

In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason (after taking into account the waiver contemplated herein) prior to the end of the Safe Harbor Period, the Executive will be entitled to the Safe Harbor Severance and the Prorated Bonus.

For the avoidance of doubt, the Safe Harbor Severance and Prorated Bonus is in lieu of and not in addition to any potential severance payments or benefits that may otherwise be due to the Executive under any other agreement, plan, program or policy, including, without limitation, the Employment Agreement (prior to any amendment to reflect the terms set forth herein).

The payment of the Safe Harbor Severance will be subject to the Executive’s execution, delivery and non-revocation of a general release of claims in a form reasonably agreed between the parties, which release (i) shall contain customary exceptions including, without limitation, for existing rights to indemnification and to enforce the Executive’s rights under this term sheet (including under any agreement or amendment that memorializes the terms set forth in this term sheet, and any Employment Agreement) and with respect to the treatment of the Company Equity Awards and the 2019 Grant as provided under the Merger Agreement and this term sheet and (ii) shall contain customary cooperation covenants, but shall not expand the restrictive covenants described below (a “Release”).

Existing Company Equity Awards as of date of signing

Each unvested stock option to acquire shares in the Company held by the Executive that is a Company Equity Award will, upon the closing of the Transaction in accordance with the terms of the Merger Agreement, be assumed and converted into a cash award with a value based on the excess of the per share purchase price paid to a shareholder in the Transaction over the exercise price of the applicable unvested stock option multiplied by the number of shares underlying the unvested stock option, with such cash award to vest and be paid out on the earlier of the vesting dates set forth under the existing vesting schedules of the applicable awards and, as to 100% of the unvested portion of such awards, at the end of the Safe Harbor Period (subject to the Executive’s continued employment through each applicable vesting date).

Each vested stock option to acquire shares in the Company held by the Executive will be converted into a right to receive cash in accordance with the terms of the Merger Agreement upon the closing of the Transaction.

Each unvested restricted stock award of the Company that is a Company Equity Award held by the Executive will, upon the closing of the Transaction in accordance with the terms of the Merger Agreement, be assumed and converted into a cash award with a value based on the per share purchase price paid to a shareholder in the Transaction multiplied by the number of shares of restricted stock underlying the applicable restricted stock award, with such cash award to continue to vest and be paid out on the earlier of the vesting dates set forth under the existing vesting schedules of the applicable awards and, as to 100% of the unvested portion of such awards, the end of the Safe Harbor Period (subject to the Executive’s continued employment through each applicable vesting date).

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In the event that the Executive’s employment is terminated without Cause or the Executive resigns with Good Reason (after taking into account the waiver of Good Reason contemplated herein) prior to the vesting and payout of such converted Company Equity Awards, the Executive will be paid 100% of the unvested portion of the cash awards as soon as practicable after such termination of employment.

For the avoidance of doubt, if the Executive exercises the Executive’s Resignation Right, all of the foregoing converted Company Equity Awards shall become 100% vested and paid out at the end of the Safe Harbor Period.

2019 Annual Retention Equity Grant

Executive will be entitled to receive a target annual retention equity grant (the “2019 Grant”), with a total grant date fair value equal to $1,100,000, to be made to Executive in March of 2019 in the ordinary course, except (a) that portion of the 2019 Grant which would in the ordinary course have been granted in the form of Company stock options will instead be granted in the form of Company restricted stock (or, if such grant occurs on or after the Closing Date, in cash), and (b) such 2019 Grant (to the extent made prior to the Closing Date), as of the Transaction, will, upon the closing of the Transaction in accordance with the terms of the Merger Agreement, be assumed and converted into a cash award with a value based on the per share purchase price paid to a shareholder in the Transaction multiplied by the number of shares of restricted stock underlying the applicable restricted stock award, and (c) such 2019 Grant, whether made before or after the Closing Date, will continue to vest and be paid out on the vesting dates set forth under the vesting schedules of the applicable award agreements for such 2019 Grants (which schedules shall be consistent with the prior annual retention equity grants made to senior executives of the Company), subject to the Executive’s continued employment through each applicable vesting date. For the avoidance of doubt, if the 2019 Grant is made following the Closing Date, such grant shall be made in cash equal to the total grant date fair value set forth above and all other terms and conditions shall be the same as if the 2019 Grant had been made in Company restricted stock prior to the Closing Date and been converted into cash as described above.

In the event that the Executive’s employment is terminated without Cause or the Executive resigns with Good Reason (after taking into account the waiver of Good Reason contemplated herein) prior to the vesting and payout of the converted 2019 Grant as described above, the Executive will vest and be paid the portion of the unvested cash award in an amount equal to the greater of (x) so long as any such termination occurs more than 90 calendar days following the date of grant, 50% of the 2019 Grant and (y) a prorated amount of the 2019 Grant, with such prorated amount determined with each partial month being rounded up to the nearest whole month (i.e., as determined in accordance with the terms set forth in the schedules to the Merger Agreement). For the avoidance of doubt, if the termination without Cause or with Good Reason occurs less than 90 calendar days following the date of grant, the 2019 Grant shall vest pro rata based on the number of months (with each partial month being rounded up to the nearest whole month) that occurred after the date of grant and prior to such termination of employment.

For the avoidance of doubt, if the Executive exercises the Executive’s Resignation Right, the converted 2019 Grant shall still be treated in the same manner as if the Executive had resigned with Good Reason as set forth above, and therefore shall vest and be paid out in the same manner as set forth in the immediately preceding sentence.

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Waiver of Good Reason	Executive agrees that the consummation of the Transaction (or the related changes solely to the Executive’s title, duties, authority, responsibilities or reporting relationships) shall not by itself constitute or be deemed to constitute “Good Reason” or a “constructive termination” (or any substantially similar terms) under the Employment Agreement with the Company or any of its subsidiaries or any other plan or agreement entered into with or sponsored by the Company or any of its subsidiaries (including with respect to any equity awards held by the Executive).

The parties agree that, as of the Effective Time, the Executive shall remain a C-Suite executive and shall report to the Co-CEOs of Wedding Wire, Inc.

For the avoidance of doubt, the foregoing waiver shall not impede or adversely impact any other rights to resign for Good Reason that Executive may have under any such definition applicable to the Executive under any Employment Agreement or other plan or agreement entered into with or sponsored by the Company or any of its subsidiaries (including with respect to any equity awards held by the Executive).

Termination of Employment	In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns with Good Reason after the end of the Safe Harbor Period following the Closing Date, the Executive will be entitled to continued Base Salary and benefits continuation for a period of 12 months, subject to the Executive’s execution, delivery and non-revocation of the Release, in addition to payment of the Prorated Bonus and any other compensation or benefits the Executive may have under any other plan or agreement entered into with or sponsored by the Company or any of its subsidiaries (including with respect to any equity awards held by the Executive).

Restrictive Covenants

•     Executive will agree that the provisions of the Company Employee Non-Disclosure, Non-Competition and Invention and Assignment Agreement that Executive signed upon commencement of employment with the Company (the form of which is attached as Exhibit A to this term sheet) shall be expanded to cover Wedding Wire, Inc. and its subsidiaries, which agreement, in summary, includes the following:

o     Noncompete restriction during employment and for twelve months following termination of employment.

o     Nonsolicitation of employees, suppliers and customers during employment and for twelve months following termination of employment.

o     Confidentiality of information restriction of indefinite duration.

•     Executive will also agree to a perpetual nondisparagement of Parent, Wedding Wire, Inc., the Company and the majority owners of Parent (with a reciprocal non-disparagement covenant from Parent, Wedding Wire, Inc., XO Group Inc. and the majority owners of the Company, with such covenant to be limited in a customary manner to official statements and board members).

Miscellaneous

•     This term sheet may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

•     This term sheet shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this term sheet on the day and year written below.

Executed this 24th day of September, 2018

/s/ Paul Bascobert
EXECUTIVE

Executed this 24th day of September, 2018

Wedding Wire, Inc.

By:	/s/ Timothy Chi
Name: Timothy Chi
Title: CEO

Executed this 24th day of September, 2018

XO Group Inc.

By:	/s/ Michael Steib
Name: Michael Steib
Title: Chief Executive Officer